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                                                                   FILE NO. 811-

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                         FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                      Name: Berger Enhanced Portfolio Trust

Address of Principal Office (No. & Street, City, State, Zip Code):

                            210 University Boulevard
                             Denver, Colorado 80206

Telephone Number (including area code):       (303) 329-0200

Name and address of agent for service of process:

                                Jack R. Thompson
                         Berger Enhanced Portfolio Trust
                            210 University Boulevard
                             Denver, Colorado 80206

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

              YES [X]                                   NO [ ]

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Denver and the State of Colorado on the 28th day of June, 2002.

Attest:                                      Berger Enhanced Portfolio Trust



/s/ JANICE M. TEAGUE                         /s/ JACK R. THOMPSON
---------------------------------            -----------------------------------
Janice M. Teague                             Jack R. Thompson
Vice President and Secretary                 President